UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 3, 2011

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Purchase Agreement
On August 3, 2011, Web.com Group, Inc. (“Web.com”) executed a Purchase Agreement (the “Agreement”) with GA-Net Sol Parent LLC, a Delaware corporation (“Network Solutions”) and Net Sol Holdings LLC (the “Seller”) pursuant to which Web.com will acquire Network Solutions (the “Acquisition”) for $405 million in cash and the issuance of 18 million shares of Web.com common stock (the “Shares”).  The number of Shares issued in the Acquisition may be reduced at the election of Web.com by the payment of additional cash raised pursuant to an equity financing in connection with the transaction.   The consummation of the Acquisition is subject to standard closing conditions, including obtaining certain approvals by Web.com’s stockholders and receiving U.S. antitrust clearance.  In addition, as part of the agreement, Anton Levy, a Managing Director of global growth equity firm General Atlantic (the principal stakeholder in Net Sol Holdings LLC) will join the Web.com board of directors.

Pursuant to the Agreement, Web.com and its affiliates shall be indemnified and held harmless by the Seller against losses arising out of or resulting from certain tax matters.  The Agreement provides that a portion of the Shares will secure the tax indemnification obligations of the Seller.  Except as to these matters or in the event of fraud, Web.com will not have recourse against the Seller for breaches of representations or warranties under the Agreement.

The Agreement may be terminated if the closing of the Acquisition does not occur by December 22, 2011, subject to certain conditions and subject to extension to February 3, 2012, under certain circumstances. Web.com or Network Solutions may terminate the Agreement if certain closing conditions are not satisfied, and such condition is not cured, or is incapable of being cured within 30 days after receipt of written notice by the other party specifying such breach or failure. The Agreement may also be terminated in the event that a governmental order by certain governmental authorities prohibits the transactions contemplated by the Agreement or by the written consent of both Web.com and Network Solutions.  Additionally, Web.com is obligated to pay a $37.5 million termination fee to Network Solutions if the Agreement is terminated under specified circumstances.

Debt Commitment Letter
In connection with the Acquisition, Web.com has entered into a debt commitment letter (the “Debt Commitment Letter”) pursuant to which JPMorgan Chase Bank, N.A., Deutsche Bank Trust Company Americas, Goldman Sachs Lending Partners LLC and SunTrust Bank have, among other things, agreed to structure, arrange and syndicate first lien credit facilities and a second lien credit facility for Web.com in an aggregate principal amount of $800 million, (collectively, the “Debt Financing”). The funding of the Debt Financing is contingent on the closing of the Acquisition and certain other conditions set forth in the Debt Commitment Letter.  The funding of the Debt Financing is not a condition to the obligations of Web.com under the terms of the Purchase Agreement, but Web.com’s obligations are conditioned upon certain other events related to the Debt Commitment Letter.  Under the Debt Commitment Letter, Web.com has agreed to indemnify the lenders for if certain losses are incurred by the lenders in connection therewith.

Item 8.01 Other Events

On August 3, 2011, Web.com issued a press release, which is filed as Exhibit 99.1 hereto and incorporated by reference herein, announcing the execution of the Purchase Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated August 3, 2011 issued by Web.com Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)

Date: August 3, 2011
/s/ Matthew P. McClure
Matthew P. McClure, Secretary

Index of Exhibits

Exhibit No.	Description
99.1	Press Release dated August 3, 2011 issued by Web.com Group, Inc.